Volato Announces Acceptance of Compliance Plan by NYSE American
ATLANTA--(BUSINESS WIRE)—Volato Group, Inc (“Volato,” or the “Company”) (NYSE American: SOAR), today announced that the NYSE American LLC (the "NYSE American") has accepted the Company's plan of compliance for continued listing on the exchange.
As previously reported, on June 18, 2024, the Company received a notice (the "notice") from the NYSE American LLC (the “NYSE American”) advising the Company that it is not in compliance with the NYSE American continued listing standards set forth in Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”) requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years.
The Company was required to submit a plan to the NYSE American by July 18, 2024 to the NYSE American outlining actions it has taken or will take to regain compliance with the continued listing standards by December 18, 2025. The Company submitted a plan prior to the deadline.
On September 5, 2024, the Company received notice from the NYSE American that it had accepted the Company's plan and granted a plan period through December 18, 2025. During the plan period the Company will be subject to quarterly review to determine if it is making progress consistent with the plan. If the Company does not regain compliance with the NYSE American listing standards by December 18, 2025, or if the Company does not make sufficient progress consistent with its plan, then the NYSE American may initiate delisting proceedings.
The Company's stock will continue to be listed on the NYSE American during the plan period pursuant to an extension. The Company's receipt of such notification from the NYSE American does not affect the Company's business, operations or reporting requirements with the U.S. Securities and Exchange Commission.
The Company can provide no assurances that it will be able to make progress with respect to its plan that NYSE American will determine to be satisfactory, that it will regain compliance with Section 1003(a)(i) and (ii) of the Company Guide on or before the expiration of the plan period, or that developments and events occurring subsequent to the Company's formulation of the plan or its acceptance by the NYSE American will not adversely affect the Company's ability to make sufficient progress and/or regain compliance with Section 1003(a)(i) and (ii) of the Company Guide on or before the expiration of the plan period or result in the Company's failure to be in compliance with other NYSE American continued listing standards.

About Volato
Volato (NYSE American: SOAR) is a leader in private aviation, redefining air travel through modern, efficient, and customer-designed solutions. Volato provides a fresh approach to fractional ownership powered by advanced, proprietary mission control technology. Volato's fractional programs uniquely offer flexible hours and a revenue share for owners across the world’s largest fleet of HondaJets, which are optimized for missions of up to four passengers. For more information visit www.flyvolato.com.
All Volato Part 135 charter flights are operated by its DOT/FAA-authorized air carrier subsidiary (G C Aviation, Inc. d/b/a Volato) or by an approved vendor air carrier.